Exhibit 10.1

MEMO OF UNDERSTANDING

The purpose of this memorandum is to outline the basis of the work and compensation that will be performed by Lawrence A. Collett (Chairman) after he retires as Chief Executive Officer and assumes the role of Chairman of the Board of, and consultant to, Cass Information Systems, Inc.

I.	Role and Responsibilities

The Chairman’s duties shall be as set forth in the description attached to this memorandum.

II.	Time Commitments

It is expected that the Chairman will spend not more than one day per week engaged in the above duties or activities as requested by the Company.

This new position will begin July 20, 2008.

It is understood that this position will be for an initial three-year period, but can be extended upon the mutual agreement of the Chairman and the Board of Directors. It is recognized this understanding can be terminated at any time by either party.

III.	Compensation

A.	Annual Fee – For serving in the outlined capacity, the Chairman shall receive a fee of $150,000 per year, paid monthly.

B.	The Chairman shall also receive the annual stock compensation and the monthly Board of Directors retainer and monthly meeting fees. In addition he will receive fees for each loan committee meeting he attends as a member of that committee. He shall not receive a fee as an ex-officio member of other board committees.

C.	He will be reimbursed for business-related expenses including but not limited to, country club membership and automobile expenses at a level equivalent to that provided during employment, and membership dues for organizations such as the Regional Business Council and CEO Council which, in the Board’s opinion, are beneficial for the Company.

IV.	Other Compensation Issues

A.	He will not participate in the Profit Sharing Plan of the Company after 6/30/2008.

B.	He will retain full interest in the stock bonus awards and stock option awards that have been provided up to the time of his retirement. These will be allowed to vest according to the original schedule and terms of the individual agreements with respect to all matters other than the terms of the individual agreements relating to the termination of Mr. Collett’s employment.

V.	Future Contingencies

A.	The annual fee, board fees and board stock compensation shall cease in the event of the Chairman’s death.

B.	In the event of disability, all payments would continue until the Board of Directors determined that the Chairman could not serve as originally planned for the duration of the term.

Cass Information Systems, Inc.

By:	/s/ Eric H. Brunngraber	/s/ Lawrence A. Collett
Name:	Eric H. Brunngraber	Lawrence A. Collett
Title:	President and Chief Operating Officer